UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation

22777 Springwoods Village Parkway

Spring, Texas 77389

May 12, 2026

Comment on New York City Comptroller’s Politically Motivated Attempt to Mislead Shareholders through Public Solicitation

Summary of ExxonMobil Response

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The New York City Comptroller’s letter is a politically motivated, systematic misrepresentation of ExxonMobil’s proxy statement. We encourage our shareholders to recognize this baseless attempt for what it is.

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There is no connection between ExxonMobil’s proposal to redomicile to Texas and its Voluntary Retail Voting Program. Fabricating this link is blatant scaremongering in an attempt by the New York City Comptroller to conjure support for their shareholder proposal.

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Re-domiciling to Texas, where we have a long-term, substantial presence, aligns our corporate governance and operating domains and improves the Company’s ability to create long-term shareholder value, while fully preserving shareholder rights.

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The retail proxy voting program, a less cumbersome process for our retail shareholders, provides an option to simplify the voting process without infringing on a shareholder’s right to decide their vote. It increases shareholder participation, ensuring better representation.

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As a proposal without SEC review or precedent, we included the proposal submitted by the New York City Comptroller’s office on our ballot despite its significant flaws. Amazingly, the New York City Comptroller is now attempting to weaponize this act of good governance.

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We remain committed to strong corporate governance, transparency, and constructive shareholder engagement. We encourage our shareholders to read our proxy statement carefully, consider the Board’s recommendations, and vote based on the long-term interests of ExxonMobil and its shareholders not on the New York City Comptroller’s misleading statements and false innuendos.

Dear ExxonMobil Shareholders,

Your company values active, transparent, and constructive engagement with all investors. Over the past year, subject matter experts, senior management, and directors engaged with shareholders across all geographies and ownership types, listening carefully to their perspectives and answering questions about our business, strategies, and matters on this year’s proxy ballot. Through those engagements and the detailed disclosures in the Company’s proxy statement, we are confident shareholders possess a firsthand and factual understanding of the key voting items. We embrace the balanced discussions we have with our shareholders involving our shared objectives of strong governance, preservation of shareholder rights, and growth in long-term shareholder value.

Unfortunately, recent communications departed from this standard of balanced and constructive dialogue and require a reset. Mark Levine, the New York City Comptroller, issued a letter1 recently urging shareholders to vote against ExxonMobil proxy items 4 (redomiciliation to our home state) and 6 (his own proposal). Because of what can only be described as systemic misrepresentations made in his letter and because of the weight his office carries with some in the investment community, it is important to correct the record. Our goal is to ensure shareholders cast their votes based on accurate information, not politically motivated opinions and baseless assertions. It is equally important not to let the bullying tactics of Mr. Levine and his office go unanswered. For far too long he and his predecessors have used their position to threaten companies in which they have invested New York City pension funds to materially alter operations or governance for plainly political purposes.

Important Facts

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Despite Mr. Levine’s determined assertions, there is no connection between ExxonMobil’s proposal to redomicile to Texas and its Voluntary Retail Voting Program. More importantly, there is no fact pattern to indicate a coordinated effort to limit shareholder rights or discourage their active participation in governance processes. In fact, the opposite is true. In both cases, the Company can point to material assertions and structural changes that secure the same – if not more – shareholder rights. On the other side of the argument, Mr. Levine can only assert a vague but plaintive concern that we may change our mind at some point in the future. That cannot be a good basis for opposing governance changes that are plainly designed to benefit the Company and the shareholder. In fact, arguing ExxonMobil may change its mind feels like the last refuge of an opponent who’s run out of good ideas to support their opposition.

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Our intention is very clear and, we believe, commonsensical: 1) we want to re-domicile in Texas in an effort to clean up the vestiges of corporate governance established in the 19th century and relocate our legal home to a state that understands our business and derives direct benefits from it and 2) we want to make retail proxy voting less cumbersome but cannot, legally, assist shareholders in voting against Board recommendations because to do so would violate long-established solicitation rules and the fiduciary responsibilities of our directors.

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It is worth noting that the decision to include the proposal submitted by the New York City Comptroller’s Office in the proxy statement utilized a straightforward approach based on historical experience with SEC no-action letters. No SEC precedent exists related to the proposal submitted by the New York City Comptroller’s Office, so we included it in the proxy statement. This decision is yet another clear indication of the Company’s respect for shareholder rights and their participation in governance processes. A commitment to doing the right thing in this context is never more evident than when that decision gives voice to a critic you believe is making ill-advised and incorrect arguments.

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Mr. Levine’s letter contains statements that appear designed to mislead investors without being attributable directly to Mr. Levine. While this approach may be politically beneficial, we do not believe it is consistent with (i) good corporate governance or (ii) a productive shareholder proposal process. We outline below a few examples of these issues precisely because the New York City Comptroller’s Office holds itself out as the champion of both.

[1]

Yes, he really said the things we address below. First, to institutional investors though the Council of Institutional Investors on May 4, 2026, and then a day later filed publicly with the SEC. Here is the link to the public filing: sec.gov/Archives/edgar/data/34088/000121465926005560/o542610px14a6g.htm

Misleading Statements

One of the foundational elements of Securities law is that parties cannot make statements that are untrue. Mr. Levine appears to have found a way around that by quoting a third party who states, wrongly, that the “SEC Staff granted Exxon’s request for no-action relief on the very same day.”2 Mr. Levine, or at least his office, is a sophisticated party fully aware that the SEC does not grant no-action letters on the very same day issues are brought to them. His office has decades of experience with no-action letters. While using a third-party quote to make this clearly false statement may provide them with plausible deniability under the securities laws, we are confident they know the truth — if for no other reason than because we told them in our engagements with them.

The public record is clear that ExxonMobil spent several years working on how to provide a retail voting program for our retail investors to encourage their active participation in the governance process. We are proud of this work. It included a long and significant effort with the SEC, across two administrations, to test the legal basis of the program and ensure implementation of appropriate guardrails.

Misleading Appeals to Authority

In his letter, Mr. Levine quotes extensively a conveniently aligned researcher in Professor Christina Sautter of Southern Methodist University (SMU). Professor Sautter has been quite vocal this year about Texas redomiciliations in general and ExxonMobil’s redomiciliation in particular. In fact, in his 8-page solicitation, Mr. Levine includes seven quotes by Professor Sautter in no fewer than five footnotes. We can understand why, as Professor Sautter’s statements are quite inflammatory, including:

•	“corporate disenfranchisement by design”[3]

•	“Texas incorporation adds structural reinforcement” to the Board’s one-sided retail voting program, making it even harder for shareholders to hold the Board accountable.[4]

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“securities laws `Congress enacted nearly a century ago rest on a foundational premise: that investors, given accurate and adequate disclosure, can make their own decisions. The SEC instead approved a program that asks retail investors to hand their proxies to management blindly and in perpetuity, sight unseen.”[5]

These statements are fundamentally false and clearly demonstrate the absence of basic research by Professor Sautter to understand the design of the retail voting program or the facts and implications of our redomiciliation proposal. In fact, we would draw investors’ attention to Professor Shane Goodwin, who is also at SMU and is the Executive Director of the SMU Corporate Governance Initiative, and has written a response to Ms. Sautter’s work that addresses her claims and highlights the information she ignored to reach her conclusions.6

Professor Goodwin concludes: “ExxonMobil’s critics urged shareholders to “read the fine print”. They were right to insist on it. A full reading shows the company disclosed exactly which rights it was preserving, identified which Texas provisions it was declining, and did so in proxy solicitation materials subject to the federal proxy antifraud rules. The fine print does not support the disenfranchisement thesis. It refutes it.”7

[2]	Id. on page 7. Emphasis included in the original.
[3]	Id. on page 3.
[4]	Id. on page 2.
[5]	Id. on page 4.
[6]	We are particularly impressed by the section titled “The Comparative Record” providing a much fuller analysis of the corporate governance and a comparison of New Jersey, Texas and even Delaware.
[7]	https://clsbluesky.law.columbia.edu/2026/05/05/what-exxonmobils-proxy-actually-says-about-the-change-of-domicile-to-texas/

We highly encourage shareholders who’ve read Ms. Sautter’s quotes to also read her colleague Professor Goodwin’s work. You can find the full article here on the Columbia Law School Blue Sky Blog: https://clsbluesky.law.columbia.edu/2026/05/05/what-exxonmobils-proxy-actually-says-about-the-change-of-domicile-to-texas/.

Our Commitment

ExxonMobil remains committed to strong corporate governance, transparency, and meaningful shareholder engagement. We welcome differing viewpoints, but we believe shareholders deserve clear, factual, and complete information on which to base their votes.

We encourage you to read our proxy statement carefully, consider the Board’s recommendations, and vote in a manner that you believe best supports the long-term interests of ExxonMobil and its shareholders. We hope this additional information is helpful in providing a more accurate and factual context for these matters.